EXHIBIT 11.1


CALCULATION OF WEIGHTED AVERAGE FOR THE PERIOD
ENDED SEPTEMBER 30, 2001



BEGINNING BALANCE       44,099,333

DATE             NO OF SHARES       CONTRIBUTION TO
                 ISSUED             WEIGHTED AVERAGE      ENDING BALANCE
-------------------------------------------------------------------------
Feb. 26, 2001    3,300,000          2,610,989             46,710,322
Mar. 15, 2001    4,800,000          3,498,901             50,209,223
Jun. 26, 2001    2,773,523            975,305             51,184,528
Aug. 30, 2001      295,455             33,550             51,218,078
Sep. 06, 2001       25,000              2,198             51,220,276


Net Loss for the period: 1,378,611

Weighted average shares: 51,220,276

Net Loss per share: $(0.03)